Item 77M - Daily Assets Fund Institutional -
Money Market Trust (Semi)


On November 1, 2011 (the "Effective Date"), Daily
Assets Fund Institutional (the "Predecessor Fund"), a series of DWS Institutional Funds, a Massachusetts business trust (Registration Nos.
033-34079 and 811-06071), was reorganized into Daily Assets Fund Institutional (the "Acquiring
Fund"), a corresponding newly created "shell" series of DWS Money Market Trust, a
Massachusetts business trust (Registration Nos.
002-78122 and 811-03495). On the Effective Date, all of the assets and liabilities of the Predecessor
Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring Fund is substantially similar to its corresponding Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended
December 31, 2011 is reported on this Form N-
SAR.




 For internal use only
T:\FUNDREPT\NSAR\JunDec\Attachments 12-31-
2011\Item 77M IDAF.docx

 For internal use only

 For internal use only